Victory Capital Management Inc. Code of Ethics

Victory Capital Management Inc.

Code of Ethics

Effective June 1, 2021

Previously updated: January 1, 2021

Victory Capital Management Inc. Code of Ethics
		June 1, 2021
1.	Introduction ......................................................................................................................................	1
2.	Definitions.........................................................................................................................................	2
3.	Culture of Compliance.....................................................................................................................	4
4.	Policy Statement on Insider Trading..............................................................................................	5
A. Introduction ...........................................................................................................................................		5
B. Scope of the Policy Statement..............................................................................................................		5
C. What is Material Information? ...............................................................................................................		5
D. What is Non-Public Information? ..........................................................................................................		6
E. Identifying Inside Information ................................................................................................................		6
F. Contact with Public Companies ............................................................................................................		7
G. Tender Offers........................................................................................................................................		7
H. Protecting Sensitive Information ...........................................................................................................		7
I.	Trading in Securities Listed on Exchanges in Other Countries ............................................................	7
J.	Public Company Confidential Records .................................................................................................	7
5.	Conflicts of Interest..........................................................................................................................	8
A. Gifts and Entertainment ........................................................................................................................		8
B. Political Contributions ...........................................................................................................................		9
C. Outside Business Activities.................................................................................................................		10
D. Other Prohibitions on Conduct............................................................................................................		11
E. Review of Employee Communications ...............................................................................................		12
6.	Standards of Business Conduct...................................................................................................	12
7.	Personal Trading, Code of Ethics Reporting and Certifications...............................................	12
A. Employee Investment Accounts .........................................................................................................		13
B. Employee Investment Account Reporting...........................................................................................		14

Victory Capital Management Inc. Code of Ethics
	June 1, 2021
C. Personal Trading Requirements and Restrictions ..............................................................................		15
D. Representation and Warranties ..........................................................................................................		17
E. Quarterly and Annual Certifications of Compliance ............................................................................		17
F. Review Procedures.............................................................................................................................		18
G. Recordkeeping....................................................................................................................................		18
H. Whistleblower Provisions ....................................................................................................................		18
I.	Confidentiality......................................................................................................................................	18
J.	Reporting to the Board of Directors of Affiliated Funds ......................................................................	18
8.	Code of Ethics Violation Guidelines ............................................................................................	18
Appendix 1 – Affiliated Funds, Proprietary Funds & Reportable Funds.......................................................		i
Appendix 2 – Approved Brokers List ...........................................................................................................		ii
Appendix 3 – Investment Account Disclosure .............................................................................................		iii
Appendix 4 – Reportable Securities ...........................................................................................................		iv
Appendix 5 – ETFs Eligible for De Minimis Transaction Exemption ..........................................................		vi
Supplement 1 - RS Investments (Hong Kong) Limited Code of Ethics Supplement ("Hong Kong
Supplement")................................................................................................................................................		vii
Supplement 2 - RS Investment Management (Singapore) Pte. Ltd. ("RSIMS") Code of Ethics
Supplement ("Singapore Supplement") ........................................................................................................		x

Victory Capital Management Inc. Code of Ethics	June 1, 2021

1. INTRODUCTION

Rule 204A-1 of the Investment Advisers Act of 1940 ("Advisers Act") requires all investment advisers registered with the Securities and Exchange Commission ("SEC") to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Victory Capital Management Inc. a registered investment adviser under the Advisers Act, and its subsidiaries, RS Investments (UK) Limited, RS Investments (Hong Kong) Limited, and RS Investment Management (Singapore) Pte. Ltd. (collectively, "Victory Capital"), have adopted this Code of Ethics ("Code"), which sets forth the standards of business conduct that are required of Victory Capital employees. As an adviser to regulated investment companies, Victory Capital also adopts this Code in adherence to Rule 17j-11 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Officers and employees of RS Investments (Hong Kong) Limited and RS Investment Management (Singapore) Pte. Ltd. should also review the related Code supplements.

Victory Capital is an indirect, wholly owned subsidiary of Victory Capital Holdings, Inc. ("VCH"). VCH is a Delaware corporation with its Class A common stock listed on the NASDAQ Global Select Market, under the ticker symbol "VCTR." As a public company, new compliance policies were adopted by VCH. The VCH policies are in addition to the compliance program of Victory Capital. In particular, the VCH policies that apply to all Victory Capital employees include: (1) Code of Business Conduct and Ethics, (2) Corporate Communications Policy and (3) Insider Trading Policy. These policies are available through the company intranet site "Under the wing".

Victory Capital Services, Inc. ("VCS"), a Victory Capital affiliate, is a registered broker-dealer and principal underwriter of Victory Capital's Affiliated Funds (defined herein) and has adopted this Code in compliance with Rule 17j-1 under the Investment Company Act. Victory Capital Transfer Agent, Inc., also a Victory Capital affiliate, is the registered transfer agent for USAA Mutual Fund accounts. Victory Capital employees service USAA Mutual Fund direct accounts through a dedicated Contact Center. Victory Capital is not affiliated with United Services Automobile Association ("USAA") or its affiliates.

Victory Capital employees have a responsibility to adhere to the highest ethical principles. Thus, the Code imposes obligations in addition to those required under applicable laws and regulations. The Code is a minimum standard of conduct for employees. Additionally, Victory Capital employees must act in accordance with Victory Capital's fiduciary duty owed to clients. Therefore, literal compliance with the Code will not protect an employee if their behavior otherwise violates Victory Capital's fiduciary duty. If an employee is uncertain as to the intent or purpose of any provision of the Code, or whether a proposed action is compatible with Victory Capital's fiduciary duty, he or she should consult Victory Capital's Chief Compliance Officer ("CCO") or a member of the Compliance team.

Victory Capital recognizes the importance to its employees of being able to manage and develop their own and their dependents' financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business and our industry, Victory Capital has implemented certain standards and limitations designed to minimize these conflicts.

Victory Capital's reputation is of paramount importance; therefore, Victory Capital will not tolerate blemishes due to careless personal trading or other conduct prohibited by the Code. Consequently, Material Violations (as defined herein) of the Code may be subject to harsh sanctions. Frequent violations of the Code may

1Rule 17j-1 requires that fund advisers adopt written codes of ethics and have procedures in place to prevent their personnel from abusing their access to information about the fund's securities trading and requires "access persons" to submit reports periodically containing information about their personal securities holdings and transactions.

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result in limitations on personal securities trading or other disciplinary actions, which can include termination of employment.

2. DEFINITIONS

"Access Person" means any employee of Victory Capital or anyone deemed an Access Person by the CCO. As a matter of practice, the Board of Directors of the USAA Mutual Funds Trust, Victory Portfolios, Victory Portfolios II and Victory Variable Insurance Funds (collectively the "Victory Funds") generally consists of members who are not employees or officers of Victory Capital, or their affiliates. Unless designated by the COO, a non-employee director is not treated as an "access person" of Victory Capital, within the meaning of Rule 204A-1 under the Advisers Act and is not treated as either an "access person" or an "advisory person" of Victory Capital.

"Affiliated Funds" means any individual series portfolio of the USAA Mutual Funds Trust, Victory Portfolios, Victory Portfolios II and Victory Variable Insurance Funds, as well as other sub-advised affiliates listed in Appendix 1, each an investment company registered under the Investment Company Act.

"Automatic or Periodic Investment Plan" is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-Victory Capital Employee Compensation Programs, Non-Victory Capital Employee Stock Participation Program, and Employer-Sponsored Retirement Plan Accounts), Uniform Transfers to Minors Act accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of "beneficial owner" set forth in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

"Blackout Period" means seven (7) calendar days before through three (3) calendar days after the date a client trade is executed.

"Business Entertainment" includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, and any transportation or lodging accompanying or related to such activity or event, including any entertainment activity offered in connection with an educational event or business conference, irrespective of whether any business is conducted during, or is attendant to, such activity.

"Covered Government Official" means a 1) state or local governmental official; 2) candidate for state or local office; or 3) federal candidate currently holding state or local office. A governmental "official" includes an incumbent, candidate, or successful candidate for elective office of a state or local government entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, by a state or a political subdivision of a state.

"De Minimis Security" means a security of an issuer with a market cap of $10 Billion or more at the time of purchase, In certain situations, a client trade in a De Minimis Security may not trigger a Blackout Period (see Section 7.C. Personal Trading Requirements and Restrictions for more detailed information). Personal Trades in De Minimis Securities in Personal Accounts always require pre-clearance and are subject to all other provisions of the Code.

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"Exempt Securities" means 1) direct obligations of the U.S. Government; 2) bankers' acceptances, bank certificates of deposit and commercial paper; 3) investment grade, short-term debt instruments, including repurchase agreements; 4) shares held in money market funds; 5) variable insurance products that invest in funds for which Victory Capital does not act as adviser or sub-adviser; 6) open-end mutual funds for which Victory Capital does not act as adviser or sub-adviser; and 7) investments in qualified tuition programs ("529 Plans"). Exempt Securities do not need to be pre-cleared.

"Franchise" means a group of employees who report directly or indirectly to the same Chief Investment Officer that oversees a brand-named strategy

"Immediate Family" means all family members who share the same household, including but not limited to, a spouse, domestic partner, fiancée, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, or in-laws. Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) that the CCO determines could lead to conflicts of interest, diversions of corporate opportunity or create the appearance of impropriety.

"Initial Holdings Report" is a report that discloses all securities holdings of every Access Person, which must be submitted to the Compliance Department within ten (10) calendar days of becoming an Access Person.

"Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

"Managed Accounts" means investment advisory or brokerage accounts over which an Access Person has no direct or indirect influence or control in the investment decisions or activities.

"Material Non-Public Information" or "MNPI" means information that is both material and non-public that might have an effect on the market for a security. Access Persons who possess MNPI must not act or cause others to act on such information.

"Material Violation" means any violation of this Code or other misconduct deemed material by the CCO, in conjunction with the Compliance Committee or the Victory Capital Board of Directors.

"Maximum Allowable Trades" means Access Persons are limited to 20 trades per calendar quarter across their Personal Accounts. A trade in the same security in multiple accounts on the same day will count as one trade towards the Maximum Allowable Trades in a quarter. Trades that do not require pre-clearance (i.e. open-end mutual funds, dividend reinvestments) will not count towards the Maximum Allowable Trades.

"MCO" means MyComplianceOffice, which is a web-based compliance system used to track and approve employee personal trading, gifts and entertainment, political contributions, and outside business activities, store policies, and facilitate employee certifications and manage other compliance objectives.

"Personal Account" means an investment account in which an employee retains investment discretion.

"Personal Trading" or "Personal Trades" means trades or transactions by Access Persons in their Personal Accounts.

"Proprietary Fund" is a fund or product in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest. See Appendix 1 – Affiliated Funds, Proprietary Funds & Reportable Funds for more information.

"Reportable Fund" means any investment company registered under the Investment Company Act for which Victory Capital is an investment adviser or a sub-adviser, or any registered investment company whose investment adviser or principal underwriter controls Victory Capital, is controlled by Victory Capital, or is under common control with Victory Capital. See Appendix 1 – Affiliated Funds, Proprietary Funds & Reportable Funds for more information.

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"Reportable Security" means any security that is not an Exempt Security, for which Access persons must submit holdings and transaction reports. See the list of Exempt Securities under Appendix 4, as defined by rule 204A-1 under the Investment Advisers Act of 1940.

"RIC" means a Regulated Investment Company.

"Short-Sell" or "Short-Selling" means the sale of a security that is not owned by the seller. Access Persons may not take a short position in a security. However, mutual funds or ETFs that correspond to the inverse performance of a broad-based index are not considered to be Short-Sales. For example, buying (long) the ProShares Short S&P500 ETF is permitted. Employees may also trade in funds that track a volatility index.

"Solutions Team" means any employee who is a member of the Solutions Platform group, generally involved in passive investments.

"Victory Capital Stock" means securities offered by VCH or any subsidiary through a registration statement that has been declared effective by the SEC (e.g. "VCTR").

3. CULTURE OF COMPLIANCE

Victory Capital's primary objective is to provide value through investment advisory, sub-advisory and other financial services to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals, pension funds, and retail clients.

Victory Capital requires that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, Victory Capital is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty. All employees must actively work to avoid the possibility that the advice or services provided to clients is, or gives the appearance of being, based on the self-interests of Victory Capital or its employees and not in the clients' best interests. Violations of the Code must be reported promptly to the CCO or his/her designee.

Employees must act solely in the best interests their clients. Statutory and regulatory requirements impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities to clients. Victory Capital and its employees must comply fully with these rules and regulations. The Legal, Compliance and Risk Department ("LCR Department") personnel are available to assist employees in meeting these requirements.

Since no set of rules can anticipate every possible situation, it is essential that Victory Capital employees and representatives obtain guidance from the CCO, Chief Legal Officer ("CLO"), or their designees when unsure how to follow these rules in letter and in spirit. It is the responsibility of all employees and representatives to fully understand and comply with the Code and the policies of Victory Capital or seek guidance from the CCO. Technical compliance with the Code and its procedures will not necessarily validate an employee's actions as appropriate. Any activity that compromises Victory Capital's integrity, even if it does not expressly violate a rule, may result in further action from the CCO. In some instances, the CCO holds discretionary authority to apply exceptions under the Code. In the CCO's absence, the CLO may act in his or her place.

Victory Capital's fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the sections that follow.

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4.POLICY STATEMENT ON INSIDER TRADING A. Introduction

Victory Capital seeks to foster a culture of compliance and a reputation for integrity and professionalism. Victory Capital values and endeavors to protect the confidence and trust placed in us by our clients. To further that goal, this Policy Statement implements procedures to deter the misuse of MNPI in securities transactions.

The term "insider trading" is not defined in the federal securities laws but refers generally to the situation when a person trades while aware of MNPI or communicates MNPI to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits any of the following:

•Trading by an insider, while aware of MNPI;

•Trading by a non-insider, while aware of MNPI, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

•Communicating MNPI to others in breach of a duty of trust or confidence.

Trading securities while in possession of MNPI or improperly communicating that information to others may result in stringent penalties. Criminal sanctions may include fines of up to $5,000,000, twenty years' imprisonment, or both. The civil penalty for a violator may be an amount up to three times the profit (or loss avoided) as a result of the insider trading violation, and a permanent bar from working in the securities industry. Investors may sue and seek to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, Victory Capital views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

B. Scope of the Policy Statement

This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. It applies to all Access Persons and to transactions in any security participated in by Immediate Family members of Access Persons or trusts or corporations controlled by Access Persons.

Any questions relating to this Policy Statement should be directed to the CCO or his/her designee. You must notify the LCR Department immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur.

C. What is Material Information?

Trading on inside information is not a basis for liability unless the information relied upon is deemed to be material. "Material" information is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. If the disclosure of that information would be expected to alter the total mix of information that is publicly available about that company, then the information is considered material. Any questions about whether information is material should be directed to a member of the LCR Department.

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Material information often relates to a company's financial results and operations, including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Information about a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

D. What is Non-Public Information?

For issues concerning insider trading to arise, information must not only be material, it must also be "non-public". Non-public information is information that has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed non-public information. For non-public information to become public information, it must be disseminated through recognized channels of distribution designed to broadly reach the securities marketplace.

Facts verifying that the information is public (and therefore has become generally available) may include, for example, and without limitation, disclosure in:

•National business and financial wire service, such as Dow Jones or Reuters;

•National news service or newspaper, such as AP or The Wall Street Journal; or

•Publicly disseminated disclosure document, such as a proxy statement or prospectus.

The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. In addition, the information must not only be publicly disclosed, there must also be adequate time for the market to digest the information. Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public" information that must not be disclosed or otherwise misused.

Partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

E. Identifying Inside Information

Before executing any Personal Trades or trades for client accounts, employees must determine whether they have access to MNPI. If an employee believes that he or she might have access to MNPI, the following steps should be taken:

•Report the information and proposed trade immediately to the CCO or a member of the LCR Department;

•Do not purchase or sell the securities as Personal Trades or for clients without written clearance to do so from the CCO or a member of the LCR Department; and

•Do not communicate the information inside or outside of Victory Capital, other than to the LCR Department and, if necessary, your direct manager.

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A member of the Compliance Department will determine whether the information is material and non- public.

F. Contact with Public Companies

Victory Capital's contacts with public companies represent an important part of its research efforts. Victory Capital may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Legal issues may arise if, in the course of these contacts, an employee becomes aware of MNPI. This could happen, for example, if a company's chief financial officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative selectively discloses adverse news to a handful of investors.

G. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC forbids trading and "tipping" while in possession of MNPI regarding the receipt of a tender offer, the tender offeror, the target company or anyone acting on behalf of either of these parties. Employees should exercise caution any time they become aware of non-public information relating to a tender offer.

H. Protecting Sensitive Information

Employees are responsible for safeguarding all confidential information relating to investment research, fund and client holdings, including analyst research reports, investment meeting discussions or notes, and current fund or client transaction information, regardless whether such information is deemed MNPI. Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company unless approved by the CCO or a Victory Capital executive officer.

All Access Persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities, and from engaging in any other type of activity that constitutes illegal market manipulation.

I.Trading in Securities Listed on Exchanges in Other Countries

Trading in securities listed on exchanges in other countries is governed by the laws of that country. Access Persons who are trading in such securities must ensure compliance with applicable law, which in all relevant cases prohibits trading on the basis of MNPI or price-sensitive information, as those terms are defined in the relevant jurisdiction.

J. Public Company Confidential Records

VCH's and Victory Capital's records must always be treated as confidential and must not be disclosed or used for any purpose at any time other than for the normal course of business. Information learned about other entities in a special relationship with VCH, such as acquisition, joint venture and partnership negotiations, is confidential and must not be disclosed without proper authorization.

At all times, Access Persons are prohibited from making any recommendation or expressing any opinion as to trading in Victory Capital Stock

See VCH's Corporate Communications Policy and Insider Trading Policy for more information.

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5. CONFLICTS OF INTEREST

A "conflict of interest" exists when a person's private interests may be contrary to the interests of clients or shareholders of Victory Capital. A conflict may arise if a Victory Capital employee takes actions or has business, financial or other interests that may make it difficult to perform his or her work objectively and effectively.

Conflicts of interest may arise, for example, if a Victory Capital employee or his or her Immediate Family member receives improper personal benefits (for example, personal loans, services, or payment for services) as a result of his or her position at Victory Capital or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise if a Victory Capital employee or an Immediate Family member holds a financial interest in a company that does business with Victory Capital or has outside business interests that may result in divided loyalties or compromised independent judgment. Conflicts may also arise when making securities investments for Proprietary Funds or Personal Accounts or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield Access Persons from liability for Personal Trading or other conduct that violates fiduciary duties to Victory Capital clients. Victory Capital employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. Any questions regarding a conflict of interest or potential conflict of interest should be directed to a manager, the CCO or a representative of the LCR Department.

The following areas represent many common types of conflicts of interests and the procedures to be followed; however, the list is not intended to be all-inclusive. A summary is provided for each case, but further details can be found in the related Policies and Procedures. For questions related to potential conflicts, please contact a member of the LCR Department.

A. Gifts and Entertainment

Gifts

Giving or receiving gifts or other items of value to or from persons doing business or seeking to do business with Victory Capital could call into question the independence of its judgment as a fiduciary of its clients. Accordingly, it is the policy of Victory Capital to permit such conduct only in accordance with the limitations stated herein.

Victory Capital's policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are various laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, an employee should consult a member of the LCR Department.

Under no circumstances may a gift to Victory Capital or any employee be received as any form of compensation for services provided by Victory Capital or an employee. Gifts of nominal value may be given to or accepted from present or prospective customers, brokers, service providers, suppliers or vendors with whom Victory Capital has a business or potential business relationship. Victory Capital employees are required to promptly report all gifts given in excess of $50 in Victory Capital's expense reporting system (Concur). Any gifts received in excess of $50 must promptly be disclosed in MCO. Gifts from an individual or entity may not exceed $100 in aggregate value in any calendar year unless approval is obtained from the employee's direct manager and the LCR Department.

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Gifts of up to $100 per person per year may be provided to present or prospective customers, brokers, service providers, suppliers or vendors with whom Victory Capital has a business or potential business relationship.

Additional policies concerning gifts may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to Victory Capital's Gifts and Entertainment Policy (F-3) for more information.

Entertainment

Employees may sponsor and participate in Reasonable and Customary Business Entertainment. Any Business Entertainment that is not Reasonable and Customary must be pre-approved by the CCO and the employee's manager. You must accompany the persons being entertained for an entertainment activity to qualify as permissible Business Entertainment. All Business Entertainment expenses must be reported promptly in Concur, listing each attendee at the entertainment event. The receipt of Business Entertainment in excess of $50 per occurrence per employee must be disclosed promptly after each occurrence in MCO. If the client, broker, service provider, vendor or supplier is not present, the entertainment is considered a gift. Items that are normally associated with entertainment that are given or received during a virtual event can be considered entertainment as long as the appropriate parties are in attendance at the virtual event.

Additional policies concerning gifts and entertainment may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to Victory Capital's Gifts and Entertainment Policy (F-3) for more information.

B. Political Contributions

SEC regulations limit political contributions to Covered Government Officials by employees of investment advisory firms and certain affiliated companies. The SEC's "Pay-to-Play" Rule 206(4)-5 (the "Rule") prohibits advisers from receiving any compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or one of its covered associates. The two-year time out is triggered by a political contribution to an official of a government entity. The date of the contribution starts the time out.

The Rule permits contributions of up to $350 per person for any election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per person for any election to an elected official or candidate for whom the individual is not entitled to vote. Many U.S. cities, states and other government entities have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. While contributions to candidates in federal elections would generally not raise any issues under state or local laws, contributions to state and local officials may not be approved depending on the circumstances. Prior to the commencement of employment, new employees must disclose all political contributions in the past 2 years to Human Resources. During employment, Victory Capital employees must receive approval from the LCR Department through MCO before making personal political contributions at all levels. Political contributions which require pre-approval include, but are not limited to, the following:

•Covered Government Officials;

•Federal candidate campaigns and affiliated committees;

•Political Action Committees (PACs) and Super PACs; and

•Non-profit organizations that may engage in political activities, such as 501(c)(4), 501(c)(6) organizations, and 527 organizations

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Note: U.S. national political party donations (e.g. Democratic or Republican) do not require pre- clearance.

Contributions include:

•Monetary contributions, gifts or loans;

•"In kind" contributions (e.g. donations of goods or services or underwriting or hosting fundraisers);

•Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, purchasing tickets to inaugural events);

•Contributions to joint fund-raising committees; or

•Contributions made by a PAC that is controlled by an Access Person.

See Victory Capital's Political Contributions Policy (F-2) for more information.

C. Outside Business Activities

Prior to commencement of employment with Victory Capital, all Outside Business Activities ("OBAs") must be disclosed to Human Resources. During employment and prior to commencement of any new OBA, employees must fill out and submit an OBA request form in MCO. Employees are responsible for notifying the Compliance Department of any material OBA changes and must review, update and certify quarterly to their OBA activities.

Holding Political Office/Appointments

Victory Capital employees must avoid any political appointment that may conflict with the performance of his or her duties for Victory Capital. Prior written approval must be obtained from the CCO before holding political office and, if approved, must be confirmed annually through the compliance certification process. Employees must expressly remove themselves from discussions and decisions regarding Victory Capital, its products or services when Victory Capital may be a competitor for business related to their appointment.

Outside Employment or Business Activities

Employees may pursue other interests on their own time as long as the activity doesn't reflect negatively on Victory Capital and does not interfere or conflict in any way with Victory Capital or its clients. However, full-time employees of Victory Capital should consider their position to be their primary employment.

All outside business activities must be reported to and pre-approved by both the employee's direct manager and the CCO. Outside employment or business activities may be considered any activity conducted by a Victory Capital employee for another organization or business purpose that is outside the scope of the employee's job function for Victory Capital. This includes, but is not limited to, being an employee, independent contractor, consultant, sole proprietor, officer, director or partner of another organization, or being compensated by, or having the reasonable expectation of compensation from, any other person or organization as a result of any business activity outside the scope of the relationship with Victory Capital. Certain activities are not considered reportable OBAs, including any non-investment related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt.

Passive investments may be exempted from the reporting and pre-approval requirement. Although passive investments are exempted from the reporting requirements under the Outside Employment or Business Activities section of this Code, they may be subject to the reporting and pre-clearance requirements that fall under the Limited Offerings and Private Placements section of this Code. Any

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questions regarding non-compensated outside employment or business activities and passive investments should be directed to the CCO.

Absent prior approval of the CCO or the Chief Executive Officer, no employee of Victory Capital may serve on the board of directors of any publicly traded company or investment company. An employee's or Immediate Family member's service on a for-profit private company's board of directors must also be pre-approved by the employee's direct manager and the CCO or CLO, and reported on the employee's annual Code certification.

All outside employment or business activities must be reported to and pre-approved by both the employee's direct manager and the CCO and reported on the employee's quarterly certification. Employees are prohibited from the commencement of any outside employment or business activities until the CCO's final approval within MCO has occurred.

In addition to these outside employment or business activity procedures, all employees who are registered representatives of VCS must also adhere to related requirements as set forth in VCS's Written Supervisory Procedures Manual.

See Victory Capital's Outside Business Activity Policy (F-4) for more information.

Bequests

A bequest is the act of leaving or giving something of value in a will. The acceptance of a bequest from a client, vendor or business partner may raise questions about the propriety of that relationship. Any potential or actual bequest in excess of $100 made to an employee by a client, vendor, or business partner under a will or trust agreement must be reported to the LCR Department. Such bequests shall be subject to the approval of the employee's manager and CCO.

D. Other Prohibitions on Conduct

In addition to the specific prohibitions detailed elsewhere in the Code, Victory Capital employees are subject to a general requirement not to engage or participate in any act or practice that would defraud Victory Capital clients. This general prohibition includes, among other things:

•Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

•Omitting to state a material fact, or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances, thereby creating a materially misleading impression;

•Misuse of client confidential information;

•Making investment decisions, changing internal research ratings and trading decisions other than exclusively for the benefit and in the best interest of our clients;

•Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to an Access Person or anyone other than our clients.

•Taking, delaying or failing to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to an Access Person or anyone other than a client;

•Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities ("front-running" or "scalping");

•Revealing to any other person (except in the normal course of an employee's duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

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•Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

E.Review of Employee Communications

All correspondence related to Victory Capital's business and any client correspondence is subject to review by the LCR Department. Victory Capital is required to maintain original records of employee correspondence that is communicated on approved devices (such as through email). In addition, Victory Capital is required to monitor employee communications and compliance with Victory Capital's conflicts of interest and insider trading policies and procedures. Consequently, Victory Capital reviews or archives all employee communications, including emails and other forms of electronic communication for compliance purposes. Employees are advised that they should have no expectation of privacy regarding personal communications that are sent or received on company- provided or connected electronic devices or communication platforms, such as instant messages or emails.

Employees are prohibited from sending communications regarding Victory Capital business via any personal, non-Victory Capital email account, instant messaging, text or other method that is not captured in our archiving system. Employees may only use Victory Capital's e-mail system, instant messaging system, Bloomberg and other explicitly approved methods for business-related communications. Employees are permitted to communicate on Victory Capital's e-mail system connected through personal mobile devices such as smartphones. See Victory Capital's Corporate Information Protection and Technology Use Policy (A-8) for more information.

6.STANDARDS OF BUSINESS CONDUCT

•Every employee has a duty to place the interests of Victory Capital client accounts first and not take advantage of his or her positions at the expense of Victory Capital or its clients.

•Victory Capital employees must not mislead or defraud any Victory Capital clients by any statement, act or manipulative practice.

•All personal securities transactions must be conducted in a manner to avoid any actual, potential, or appearance of, a conflict of interest, or any abuse of an employee's position of trust and responsibility with Victory Capital.

•Victory Capital employees may not induce or cause a client to take action, or not to take action, for personal benefit.

•Victory Capital employees may not share portfolio holdings information except as permitted under Victory Capital's Disclosures of Portfolio Securities Policy (B-15). See the policy for more information.

•Every Access Person must notify the CCO or CLO, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest or guilty to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceeding or any administrative or disciplinary action.

7.PERSONAL TRADING, CODE OF ETHICS REPORTING AND CERTIFICATIONS

Personal Trading is a privilege granted by Victory Capital that may be withdrawn at any time. The CCO has complete discretion over all Personal Trading activity and has no obligation to explain any denial or restriction relating thereto. Employees who violate Personal Trading restrictions may be required to disgorge any gains generated (or losses avoided) by Personal Trading. Access Persons must maintain adequate records of all Personal Trading transactions and be prepared to disclose those transactions to the LCR Department.

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A. Employee Investment Accounts

Subject to disclosure and pre-clearance requirements, Access Persons may open and maintain Managed Accounts and Personal Accounts with select brokers supported by MCO through direct electronic feeds ("Approved Brokers"). Any accounts held with a broker that is not on the Approved Broker List must be transferred to an Approved Broker within 90 days of the commencement of employment with Victory Capital.

On a case-by-case basis, the LCR Department may approve certain accounts held with brokers that are not on the Approved Brokers List. The LCR Department must still receive duplicate statements and confirmations directly from the broker for each of these types of accounts.

For a list of Approved Brokers see Appendix 2 – Approved Brokers List. For a summary of account disclosure requirements see Appendix 3 – Investment Account Disclosure. For a summary of pre- clearance requirements see Appendix 4 – Reportable Securities.

Managed Accounts

Access Persons may open and maintain Managed Accounts with Approved Brokers. With the exception of IPOs and Limited Offerings, the requirements listed below under Personal Trading Requirements and Restrictions do not apply to Managed Accounts. Participation in an IPO or a private placement in a Managed Account still requires prior approval of the CCO or his/her designee.

Managed Accounts require the following:

•They must be approved by the LCR Department prior to trading or on the next quarterly certification, whichever is sooner;

•At the end of each quarter, all employees must certify that all Managed Accounts have been disclosed and verify all transactions are correctly reflected in MCO;

•The employee must certify and the LCR Department must be able to independently verify that the account is truly discretionary;

•The broker must provide to the Compliance Department duplicate confirmations or an electronic data feed of each transaction in the account;

•Access Persons may not exercise any direct or indirect influence or control over the transactions; and

•Access Persons must certify quarterly that they had no direct or indirect influence or control over any transactions that occurred in their Managed Accounts.

Failure to adhere to these requirements could lead to disciplinary actions and penalties up to and including termination.

Personal Accounts

Access Persons may open and maintain Personal Accounts with brokers on the Approved Brokers List. All requirements listed below under Personal Trading Requirements and Restrictions apply to Personal Accounts.

Personal Accounts require the following:

•They must be approved by the LCR Department prior to trading or on the next quarterly certification, whichever is sooner;

•At the end of each quarter, all employees must certify that all Personal Accounts have been disclosed and verify all Personal Trades or transactions are correctly reflected in MCO.

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Access Persons acknowledge and agree that Victory Capital may request and obtain information regarding Personal Accounts from broker-dealers. Victory Capital may use personal information, including name, address and social security numbers, to identify and verify employee accounts.

B. Employee Investment Account Reporting

Investment Account Disclosure

All Personal Accounts and Managed Accounts must be disclosed to and approved by the LCR Department prior to trading or on the next quarterly certification, whichever is sooner. New Hires may not trade in their existing accounts until they have been disclosed and approved by the LCR Department. By regulation, such disclosure must take place within 10 days of hire. Failure to comply may result in sanctions imposed by the Victory Capital Compliance Committee and/or Board of Directors.

Initial Holdings Report/Annual Holdings Report

No Personal Trading will be authorized before the LCR Department has received a completed Initial Holdings Report as part of the new hire on-boarding process. Any exceptions must be approved by the CCO. The Initial Holdings Report must be submitted to the Compliance Department within ten

(10)calendar days of becoming an Access Person. All Access Persons must submit a similar report annually to the Compliance Department. These reports must include the following information:

•The date when the individual became an Access Person (Initial Holdings Report only);

•The name of each Personal Account in which any securities are or could be held in the Beneficial Interest of the Access Person, and the name of the broker-dealer or financial institution holding these accounts;

•Current holdings in private placements (or non-public offering), including private equity, hedge funds or partnerships; and

•Each Reportable Security or Reportable Fund in which the Access Person has a Beneficial Interest, including title, number of shares, and principal amount. Holdings information must be current as of 45 calendar days before the report is submitted.

Quarterly Securities Transaction Report

At the end of each quarter, every Access Person must verify his or her Personal Trades or transactions in Personal Accounts through MCO by submitting a Securities Transaction Report ("STR") no later than 30 calendar days following the end of each calendar quarter (whether or not trades were made). The STR must include:

•A description of any transaction in a Reportable Security or Reportable Fund effected during the preceding quarter, such as the date, number of shares, principal amount of securities involved, nature of the transaction (i.e., a buy or a sell), price, and the name of the broker- dealer or financial institution that effected the transaction; and

•The name and number for any account established in the preceding quarter, including the name and address of the broker-dealer or financial institution where the account is held and the date it was created.

Certain transactions are exempt from the quarterly reporting requirement. See "Summary of Pre- clearance Requirements" in Appendix 4 – Reportable Securities for more information.

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C. Personal Trading Requirements and Restrictions

Prohibited Securities and Transactions

Commodities, currencies, futures, options, and selling securities short are prohibited in Personal Accounts.

Investments in companies under common control of VCH are also prohibited in Personal Accounts.

Pre-clearance Requirement

Transactions that require pre-clearance are listed in Appendix 4 – Reportable Securities.

For transactions that require preclearance, employees must obtain compliance approval prior to executing the transaction. Approval may only be requested by submitting a Personal Trade Pre- Clearance Request ("PTR") in MCO. Compliance approval expires at the end of the trading day approval was provided (see exception granted to Covered Persons, as defined in VCH's Insider Trading Policy).

In certain circumstances, an approved and executed Personal Trade may need to be broken or profits disgorged (e.g. a Blackout Period triggered by subsequent client trading).

Cryptocurrencies – Trading in cryptocurrencies must be pre-cleared using the appropriate section of the Trade Pre-Clearance form within MCO. Such trades must be executed either in an account at a firm that is on our approved broker list (see Appendix 2) or in an account that does not offer any security trading capability. Accounts established to trade cryptocurrencies that do not have security trading capabilities must be reported in MCO. Receiving pre-clearance approval does not relieve employees of their fiduciary duty and their responsibility to follow the spirit of the Code.

The LCR department will review cryptocurrency trade requests for perceived or actual conflicts. As a general rule, the LCR department expects that cryptocurrencies traded on common crypto exchanges (e.g. Coinbase) will not pose a conflict and would be approved. Trades in cryptocurrencies will not be subject to the Short-Term Trading Period or count towards an employee's Maximum Allowable Trades, however the LCR department may deny trades if it determines an actual or perceived conflict exists or an employee is trading too frequently. Decisions for approval and denial are the sole responsibility of the LCR Department and are final.

Employees should be aware that the regulatory environment continues to evolve with respect to cryptocurrencies. In the future, Victory Capital may require you to divest crypto holdings or hold them only at approved account providers if deemed necessary to meet regulatory requirements.

Prohibition on Personal Trades Ahead of Client Pending Orders

Access Persons are prohibited from executing Personal Trades in securities where they are aware of any pending orders in such securities by any Franchise that, if executed, would trigger a Blackout Period, create a conflict, or disadvantage a client. Adherence to the above Pre-Clearance Requirement does not provide relief from this prohibition.

Franchise Blackout Period

The Franchise Blackout Period is triggered by all client trades within an employee's specific Franchise. There are no exceptions to the Franchise Blackout period. Therefore, a Personal Trade by a Franchise employee in the same name as a client trade of that employee's Franchise during a Blackout Period is strictly prohibited.

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Solutions Team Blackout Period

The Solutions Team Blackout Period is triggered by all Solutions Platform client trades. Therefore, a Personal Trade by a Solutions Team member during a Blackout Period in the same name as a Solutions Platform client is generally prohibited. Personal Trades in De Minimis Securities by Solutions Team members are not subject to the Solutions Team Blackout Period. The CCO, or his/her designee, may determine that a non-volitional client trade (e.g. cash flow trading) did not trigger a Blackout Period. In such cases, Compliance will confirm that there are no other potential conflicts before approving the Personal Trade.

The CCO, or his/her designee, may extend the Solutions Team Blackout Period beyond 10 days and apply it to employees outside of the Solutions Team during rebalance periods.

Standard Blackout Period

For all other employees (e.g. support staff), the Standard Blackout Period is triggered by all client trades. Therefore, a Personal Trade by an employee during a Blackout Period in the same name as any client is generally prohibited. Personal Trades in De Minimis Securities are not subject to the Standard Blackout Period. The CCO, or his/her designee, may determine that a non-volitional client trade (e.g. cash flow trading) did not trigger a Blackout Period. In such cases, Compliance will confirm that there are no other potential conflicts before approving the Personal Trade. Additionally, in certain situations (e.g. shared office spaces), the CCO, or his/her designee, may apply the Standard Blackout Period to Franchise or Solutions employees.

Short-Term Holding Period

Personal Trading must be for investment purposes rather than for speculation. Access Persons may not purchase and sell or sell and purchase the same security within sixty (60) calendar days, calculated on a LIFO basis. This means each purchase will require you to hold your entire position in that security for 60 days. Similarly, this means each sale will require you not to purchase that name for 60 days. Excess profits (or losses avoided) as a result of violating this restriction may be subject to disgorgement. Access persons should carefully consider whether they have the conviction to hold an entire position or refrain from adding to a position for at least 60 days before engaging in buy or sell transactions. See exceptions related to trading in Victory Capital stock. The Short-Term Holding Period only applies to transactions that require pre-clearance.

The CCO, in his/her sole discretion, may approve exceptions to this requirement.

Maximum Allowable Trades

Access Persons are limited to 20 Personal Trades per calendar quarter across their Personal Accounts. A trade in the same security in multiple accounts on the same day will count as one trade. The CCO, in his/her sole discretion, may approve exceptions to this requirement.

Small Market Capitalization Securities

Victory Capital generally discourages Personal Trading in smaller market capitalization stocks (e.g. less than $1 billion), especially any "microcap stocks", as these securities could lead to a potential conflict of interest if they are also purchased in client accounts. Personal Trading by members of a Franchise in common holdings with Victory Capital clients, especially in low volume or low market capitalization stocks, could lead to a potential conflict of interest and therefore may be prohibited.

IPO Rule

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No Access Person may directly or indirectly acquire a Beneficial Interest in any securities offered in an IPO or in an Initial Coin Offering (ICO), in a Personal Account or Managed Account, without prior approval of the CCO or his/her designee.

Limited Offerings (Private Placements)

No Access Person may acquire a Beneficial Interest in a private placement without the prior approval of the CCO or his/her designee. Prior approval is required whether investing directly or through a Personal Account or Managed Account. Private placements, such as investment in a private company, investments in a hedge fund or other private investment fund are reportable through the pre-clearance process. Subsequent capital contributions and full or partial redemptions must be pre- cleared through MCO.

Market Timing Mutual Fund Transactions

Access Persons shall not participate in any activity that may be construed as market timing of mutual funds. Specifically, no employee shall engage in excessive trading or market timing activities as described in each prospectus of a Proprietary Fund or Reportable Fund.

Trading in Victory Capital Stock

Victory Capital Stock (VCTR) is a Reportable Security under the Code and any transaction in VCTR in a Personal Account must be precleared. Victory employees may be eligible for certain benefits related to VCTR, such as participation in the ESPP and grants of stock options or restricted stock. Certain transactions related to these benefits will require pre-clearance. For a summary of pre- clearance requirements for VCTR see Pre-Clearance Requirements for Victory Capital Stock under Appendix 4 – Reportable Securities. If an employee is uncertain whether a transaction requires pre- clearance, they should consult with the CCO or a member of the Compliance Department prior to trading.

VCTR transactions related to the above employee benefits will not trigger the Short-Term Holding Period in a Personal Account. Likewise, VCTR transactions in a Personal Account will not affect an employee's ability to exercise such employee benefits.

Covered Persons, as defined in VCH's Insider Trading Policy, will have 3 business days upon receipt of approval to effect transactions in VCTR.

D. Representations and Warranties

Each time an Access Person submits a PTR, that Access Person shall be deemed to make the following representations and warranties:

•They are not in possession of any MNPI for the requested security;

•They are not aware of any client trading in the same security during any Blackout Period to which the employee is subject

•They have not traded the same position in the opposite direction, in the past 60 days (Mandatory Short-Term Holding Period);

E.Quarterly and Annual Certifications of Compliance

Each Access Person is required to certify quarterly that he or she has disclosed all reportable:

1.Gifts and entertainment;

2.Outside Business Activities;

3.Political activity and contributions;

4.All Personal Trading Accounts, including Managed Accounts; and

5.Personal Trades.

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Each Access Person is required to certify annually to the following:

1.They have read, understand and complied with this Code and other related policies;

2.They have read, understand and complied with Victory Capital's Corporate Information Protection and Technology Use Policy (A-8);

3.They have provided and verified all reportable holdings data; and

4.They have answered all additional questions and disclosures within Victory Capital's Annual Code of Ethics Certification in an accurate and truthful manner.

F.Review Procedures

The LCR Department will maintain review procedures consistent with this Code.

G. Recordkeeping

All Code of Ethics records will be maintained pursuant to the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. See Victory Capital's Books and Records Policy (M-13) for more information.

H. Whistleblower Provisions

If an Access Person believes that there has been a violation of this Code, he or she must promptly notify the CCO or CLO or report anonymously to the Victory Capital Ethics telephone hotline at 800- 584-9055. Access Persons are protected from retaliation for reporting violations of this Code. Retaliation or the threat of retaliation against an Access Person for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions. See Victory Capital's Whistleblower and Reporting Suspicious Activity Policy (F-8) for more information.

Victory Capital is also responsible for communicating the Affiliated Funds' whistleblower procedures to our employees. The Affiliated Funds have implemented procedures for receiving anonymous reports of suspected or actual violations of Affiliated Funds' policies and questionable accounting, internal accounting controls, or auditing matters. Call 866-844-3863 to initiate a report regarding an Affiliated Fund.

I.Confidentiality

All information obtained from any employee shall be kept in strict confidence, except when requested by the SEC or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation. Additionally, certain information may be provided to a broker-dealer, service provider or vendor, such as employee name, social security number and home address, in order to ascertain Personal Trading activity that is required to be disclosed by an Access Person.

J. Reporting to the Board of Directors of Affiliated Funds

At least annually, Victory Capital will provide the Board of Directors of Affiliated Funds with information regarding: 1) any Material Violations under this Code and any sanctions imposed as a response to such Material Violation; and 2) certification that Victory Capital has adopted procedures necessary to prevent Access Persons from violating this Code.

8. CODE OF ETHICS VIOLATION GUIDELINES

Each Access Person is responsible for conducting his or her activities in accordance with this Code. Violations of the Code may result in applicable sanctions.

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Sanctions may correlate to the severity of the violation and may take into consideration, among other things, such factors as the frequency and severity of any prior violations. The CCO may recommend escalation to the Victory Capital Board of Directors and Compliance Committee. When necessary, the Victory Capital Board of Directors may obtain input from the Compliance Committee and the CCO when determining whether such violation is a Material Violation.

The CCO holds discretionary authority to revoke Personal Trading privileges for any length of time and also reserves the right to lift Personal Trading sanctions in response to market conditions. Additionally, the CCO or Compliance Committee may impose a monetary penalty for any violation. The CCO will report all warnings, violations and sanctions to the Compliance Committee.

Minor Violations

•Provided incorrect or incomplete account or trading information

•Engaging in a pattern of discouraged or excessive trading

•Trading without pre-clearance approval when trade would have normally been approved and additional violations did not occur

•Failure to submit a complete or timely initial or annual holdings or securities transactions report

•Failure to provide the Compliance Department a duplicate confirmation in a timely manner after request or notice by the Compliance Department

•Failure to pre-clear properly an outside business activity prior to commencement of such activity

•Failure to complete a quarterly or annual certification by due date

•Failure to pre-clear an investment in a private placement that would have been approved

Technical Violations

•Any pattern of a Minor Violation within a 12-month period may qualify as a Technical Violation

•Failure to report a Personal Account

•Trading without pre-clearance approval when trade would not have been approved

•Trading without pre-clearance or supplied incorrect information, which may have resulted in additional violations

•Failure to pre-clear any activity that would have been denied by the Compliance Department

•Any willful violations of the Code, as determined by the CCO, to be more severe than a Minor Violation

Repeat Technical Violations

•Any Technical Violation that is repeated at least two

(2) times during a 12-month period

Potential Actions

•LCR Department may question employee and document response

•1st violation within a 12-month period may result in a warning letter

•CCO and Compliance Committee may be notified of all warnings and citations given to employees

•Employee may be required to break a trade or disgorge profits from the trade

•Any additional actions the CCO or LCR Department deem appropriate under the circumstances

Potential Actions

•LCR Department may question employee and document response

•LCR Department may issue a warning letter

•Compliance Committee may be notified

•Human Resources may be notified

•Employee may be required to break a trade or disgorge profits from the trade – any such profits will be collected by Victory Capital and donated to charity

•Temporary ban from Personal Trading for no less than 30 calendar days

•A fine may be imposed, as determined by the CCO on a case-by-case basis

•Any other actions deemed appropriate by the CCO or the LCR Department

Potential Actions

•CCO may meet with employee's direct manager to discuss violation

•Human Resources may be notified

•Employee may be required to break a trade or disgorge profits from the trade – any such profits will be collected by Victory Capital and donated to charity

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• Three (3) or more technical violations within a 12-

month period may receive a citation letter, monetary
fine and loss of Personal Trading privileges for no
less than 90 calendar days
• Any other actions deemed appropriate by the CCO or
the LCR Department

Material Violations / Fraudulent Actions	Potential Actions
• Any Material Violation	• Compliance Committee will review and recommend
sanctions and penalties up to and including
termination of employment
• The Board of Directors and, when applicable, clients
may be notified
• Possible criminal sanctions imposed by regulatory
authorities
• A fine of $10,000 may be imposed by the Board of
Directors
• Any other actions deemed appropriate by the CCO,
Compliance Committee or the Board of Directors

The Code of Ethics Violation Guidelines provides examples of potential Code violations and the actions that Victory Capital might take if employees are in violation of the Code; it is not intended to serve as an exhaustive list of potential Code violations or actions relating thereto. All findings of Code violations and any actions relating thereto will be made on a case-by-case basis. The CCO has discretion to interpret violations and impose various sanctions in response to such violations as deemed necessary.

Reconsideration

If an Access Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the CCO. The CCO (and the CLO if escalation is deemed necessary) will review submissions on a case by case basis. The CCO and CLO are under no obligation to change any sanction that has been imposed.

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Appendix 1 – Affiliated Funds, Proprietary Funds & Reportable Funds

As described in this Code, certain restrictions apply to trading in an Affiliated Fund, a Proprietary Fund and any fund sub-advised by Victory Capital. Please refer to the company's intranet site "Under the wing" for a complete list or follow one of the links below.

Affiliated Funds

For the most up-to-date list of Affiliated Victory Funds, please visit www.vcm.com.

Proprietary Funds

Pre-clearance is required before trading in one of the following Proprietary Funds, which is a fund or product in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest:

•Victory Munder Small Cap Growth Fund (MASCX, MYSGX), managed by Munder Capital Management

•Victory Munder Small Cap/Mid-Cap Blend (strategy), managed by Munder Capital Management

Sub-Advised Funds

Victory Capital acts as sub-adviser to a number of unaffiliated registered investment companies (mutual funds). Please refer to Victory Capital Management Inc.'s ADV filed with the SEC by searching for the firm name on https://www.adviserinfo.sec.gov .  ADV Part 1 contains SECTION 5.G.(3), which lists "Advisers to Registered Investment Companies and Business Development Companies". The name of the fund complex can be obtained by searching for the SEC File Number (under More Options) using EDGAR: https://www.sec.gov/edgar/searchedgar/companysearch.html .  A complete list is also available on the company's intranet site "Under the wing" under the compliance tab.

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Appendix 2 – Approved Brokers List

You are allowed to open new or maintain existing personal or managed accounts at any of the brokers listed below. However, you may NOT begin trading in a brokerage account until it is reported in MCO and set up on our broker data feed. The approved brokers have been divided into tiers based on how responsive they typically are to our requests to add new accounts to the broker data feed.

Tier 1 Approved Brokers

These brokers provide enhanced broker data feed functionality and typically add new accounts to our broker data feed within 1 – 3 business days.

1.Charles Schwab

2.Fidelity Investments

3.Interactive Brokers

4.TD Ameritrade

Tier 2 Approved Brokers

These brokers may take longer than Tier 1 Approved Brokers, but they generally add new accounts to our broker data feed within 5 business days.

1.Ameriprise Financial Services

2.E*TRADE

3.Edward Jones

4.Merrill Lynch

5.UBS

6.Vanguard

Tier 3 Approved Brokers

These brokers may require you to sign a form before they will add a new account to our broker data feed, and/or typically take longer to update the feed once all their requirements are met – your ability to trade in a new account at these firms may be significantly delayed.

1.JP Morgan Chase

2.Morgan Stanley

3.Northern Trust

4.Raymond James

5.RBC

6.Wells Fargo

Approved Non-Brokers

The following types of accounts are typically not held through a traditional brokerage firm but are still allowed under the Code of Ethics – you may be required to manually report transactions effected in reportable securities within these types of accounts.

1.Employer Sponsored Retirement Plans

2.ESOP/ESPP

3.Direct Registration Service (DRS – i.e. Computershare, American Stock Transfer Company, etc.)

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Appendix 3 – Investment Account Disclosure

New Hires may not trade in their existing accounts until they have been disclosed and approved by the LCR Department. By regulation, such disclosure must take place within 10 days of hire. All new Personal Accounts and Managed Accounts must be reported to the LCR Department prior to trading or on the next quarterly certification, whichever is sooner. Failure to comply may result in sanctions imposed by the Victory Capital Compliance Committee and/or Board of Directors.

The below chart summarizes certain account types and their disclosure requirements. If an employee has a beneficial interest in any account identified below, they must follow the disclosure requirements. If an employee is uncertain whether an account should be disclosed or if they have a beneficial interest in an account not listed below, he or she should consult with the CCO or a member of the Compliance team.

Account Type	Initial Disclosure	Periodic Verification

All Personal Accounts	Yes	Yes
All Managed Accounts	Yes	Yes
Affiliated Fund Direct Accounts	Yes	Yes
401(k) if able to hold Reportable Securities	Yes	Yes
Security Lending Accounts	Yes	Yes
Margin Accounts	Yes	Yes
Investment Club Accounts	Yes	Yes

Private Placements	Yes	No

Unaffliated Open-end Mutual Fund Direct Accounts	No	No

Retirement accounts if unable to hold Reportable Securities	No	No

529 Plans	No	No
Bank accounts if unable to hold Reportable Securities	No	No

Donor Advised Fund (only pre-clear gift of stock to account)	No	No

HSA Investments (if unable to hold Reportable Securities)	No	No

Accounts that facilitate trading cryptocurrencies	Yes	Yes

Also see the Account Reporting Job Aid for more details.

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Appendix 4 – Reportable Securities

Personal Accounts generally require employees to pre-clear transactions by submitting PTRs through MCO. See Section VI: Personal Trading Requirements and Restrictions for more information.

Summary of Pre-clearance and Reporting Requirements

The below chart summarizes the pre-clearance and reporting requirements of certain security types. Additional details can be found in the Pre-Clearance Job Aid. If an employee is uncertain whether a transaction requires pre-clearance, he or she should consult with the CCO or a member of the Compliance team. For Victory Capital Stock, please refer to the Summary of Pre-Clearance Requirements for Victory Capital Stock provided in this Appendix.

Prohibited in Personal Accounts

Commodities

Futures

Options

Currencies

Selling Securities Short

Companies under common control with VCH

Pre-clear in Managed Accounts and Personal Accounts

Initial Public Offerings (IPO)

Initial Coin Offerings (ICO)

Private placements

Pre-clear in Personal Accounts

Equities

Corporate, High-Yield, Convertible, International, and Municipal Bonds

Exchange-traded funds (ETFs), including Victory Capital ETFs

Exchange-traded notes (ETNs)

Closed-end funds

Mortgage-Backed Securities

Agency Securities (e.g. Fannie Mae, Freddie Mac etc.)

Trust preferred & traditional preferred securities

Any securities that are gifted or donated by an Access Person (e.g. direct to charity or to donor advised fund)

Unit investment trusts

Victory Proprietary Funds (MASCX, MYSGX, MAEMX, MYEMX)

Victory Capital 401(k) transactions greater than $100,000 in a Proprietary Fund

Cryptocurrencies (e.g. Bitcoin, Ethereum, etc.)

Reportable ONLY (pre-clearance NOT required)

Dividend Reinvestment Plans (DRIPs)

Victory or USAA Mutual Funds, unless it's a Proprietary Fund

Variable insurance products only where Victory Capital serves as adviser or sub-adviser

Exempt Transactions (only the effect of these transactions will be captured as an update on the annual holdings certification)

Approved automatic or periodic investment plans

Dividend reinvestment transactions

Corporate action transactions (e.g., stock splits, rights offerings, mergers and acquisitions)

Security lending transactions

Exempt Securities not subject to the Code

Direct obligations of the U.S. government

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Bankers' acceptances, bank certificates of deposit and commercial paper

Investment grade, short-term debt instruments, including repurchase agreements

Money market funds

Variable insurance products unless Victory Capital acts as adviser or sub-adviser

Unaffiliated open-end mutual funds

Investments in qualified tuition programs ("529 Plans"), including the USAA College Savings Plan

Physical commodity contracts

Summary of Pre-Clearance Requirements for Victory Capital Stock (ticker "VCTR")

VCTR Transaction Description	Pre-Clear
Common Stock (Class A Shares)
Employee purchase or sale in any Personal Account (e.g. a brokerage account for the benefit	Yes
of the employee or for the benefit of the employee's Immediate Family)

Employee purchase or sale in a Managed Account approved by Compliance.	No
Employee Stock Purchase Plan (ESPP)
Purchases made pursuant to Employee Stock Purchase Plan	No
Sales of shares acquired through the Employee Stock Purchase Plan	Yes
Options
Sale of shares in the open market acquired through the exercise of any options	Yes
Cash Exercise - Employee pays the entire cost of the exercise.	No
Withhold Shares - Victory Capital withholds shares equal to the cost of the exercise.	No
Restricted Stock (Class B Shares)
Selling restricted stock in the open market	Yes
Cash - Cash payment to cover vested shares tax liability	No
Net - Surrender shares to Victory Capital to cover vested shares tax liability	No
10b5-1 Trading Plan
Officers of VCH required to make filings under Section 16 of the Securities and Exchange
Act of 1934, as amended, conducting trades in accordance with an approved 10b5-1 Trading	No
Plan.
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Appendix 5 – ETFs Eligible for De Minimis Transaction Exemption

Firm trades in the following ETFs will not trigger any Blackout Period due to their use as highly liquid cash management vehicles in various Victory Capital accounts.

Name	Symbol	CUSIP
iShares 7-10 Year Treasury Bond ETF	IEF	464287440
iShares 20+ Year Treasury Bond ETF	TLT	464287432
iShares Core MSCI EAFE ETF	IEFA	46432F842
iShares Core MSCI Emerging Markets ETF	IEMG	46434G103
iShares Core S&P 500 ETF	IVV	464287200
iShares Core U.S. Aggregate Bond ETF	AGG	464287226
iShares FTSE China 25 Index	FXI	464287184
iShares iBoxx $ High Yield Corporate Bond	HYG	464288513
iShares iBoxx $ Investment Grade Corporate Bond ETF	LQD	464287242
iShares MSCI ACWI Index Fund	ACWI	464288257
iShares MSCI China Index Fund	MCHI	46429B671
iShares MSCI Emerging Index Fund ETF	EEM	464287234
iShares MSCI EAFE Index Fund ETF	EFA	464287465
iShares MSCI Japan Index Fund ETF	EWJ	464286848
iShares MSCI India	INDA	46429B598
iShares Russell 1000	IWF	464287614
iShares Russell 2000 ETF	IWM	464287655
iShares Russell 2000 Value	IWN	464287630
iShares Russell Mid-Cap Value	IWS	464287473
SPDR Bloomberg Barclays High Yield Bond ETF	JNK	78468R622
SPDR S&P 500 ETF	SPY	78462F103
SPDR S&P MidCap 400 ETF	MDY	78467Y107
Vanguard FTSE All-World ex-US ETF	VEU	922042775
Vanguard FTSE Developed Markets ETF	VEA	921943858
Vanguard FTSE Emerging Markets ETF	VWO	922042858
Vanguard FTSE Europe ETF	VGK	922042874
Vanguard Mortgage-Backed Securities ETF	VMBS	92206C771
Vanguard Real Estate ETF	VNQ	922908553
Vanguard Short-Term Bond ETF	BSV	921937827
Vanguard Short-Term Corporate Bond ETF	VCSH	92206C409
Vanguard S&P 500 ETF	VOO	922908363
Vanguard Total Bond Market ETF	BND	921937835
Vanguard Total International Stock ETF	VXUS	921909768
Vanguard Total Stock Market ETF	VTI	922908769
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Supplement 1

RS Investments (Hong Kong) Limited

Code of Ethics Supplement ("Hong Kong Supplement")

The following policies and procedures are in addition to, and supersede where relevant, the policies and procedures detailed in the Code.

I.COMPLIANCE General

Compliance with all regulatory requirements is of the utmost importance to RS Investments (Hong Kong) Limited ("RSHK"). All staff members of RSHK should read and understand the content of the Code and Victory Capital's Compliance Manual (the "Compliance Manual"), and each staff member should also read and understand the content of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the "Code of Conduct") and the Fund Manager Code of Conduct (the "FMCC") issued by the Securities and Futures Commission (the "SFC") where such staff member is licensed by the SFC. RSHK should at all times have at least one designated Compliance Officer. The Compliance Officer and the responsible officers who are ultimately responsible for seeking to ensure compliance by RSHK with all applicable regulatory requirements on a daily basis are identified in the RSHK Compliance Manual.

In addition, it is also the duty of all staff members of RSHK to comply with the contents of the Code and the Compliance Manual, and to observe all other regulatory requirements as applicable to them from time to time, in all their activities on behalf of RSHK. Failure to do so may result in disciplinary action.

II.PROHIBITED CONDUCT General

Every director, manager or any other person involved in the management of RSHK has a statutory obligation to take all reasonable measures from time to time to seek to ensure that proper safeguards exist to prevent RSHK from acting in a way which would result in RSHK perpetrating any market misconduct under the Securities and Futures Ordinance (the "SFO").

Market Misconduct

"Market misconduct" under the SFO means:

1.Insider dealing

2.False trading

3.Price rigging

4.Disclosure of information about prohibited transactions

5.Disclosure of false or misleading information inducing transactions stock market manipulation; and

6.Includes attempting to engage in, or assisting, counseling or procuring another person to engage in any of the above activities

Insider Dealing

See Section IV – Policy Statement on Insider Trading for more information.

False Trading

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False trading attracts civil and criminal liabilities. In brief, false trading occurs when a person, in Hong Kong or elsewhere, engages in conduct intending that, or being reckless as to whether, it creates, or is likely to create, a false or misleading appearance of active trading in securities or futures contracts traded on a Hong Kong or overseas market. An on-market "wash sale" or "matched order" is presumed to create a false or misleading appearance of active trading.

Price Rigging

Price rigging attracts civil and criminal liabilities. In brief, price rigging occurs where a person, in Hong Kong or elsewhere engages, directly or indirectly, in:

1.A wash sale which maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities traded on a Hong Kong market; or

2.Any fictitious or artificial transaction or device, intending that, or being reckless as to whether, it maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities, or the price for dealing in futures contracts, traded on a Hong Kong market.

There will also be a breach where such activity is carried out in Hong Kong which affects shares and futures contracts that are traded on an overseas market.

Disclosure of Prohibited Transactions and Disclosure of False and Misleading Information

Disclosure of prohibited transactions and disclosure of false and misleading information inducing transactions attract civil and criminal liabilities. In brief, these occur when a person discloses, circulates or disseminates information:

1.To the effect that the price of securities of a corporation, or the price for dealings in futures contracts, will be maintained, reduced or stabilized because of a prohibited transaction; or

2.That is likely to induce a transaction in securities or futures contracts if the information is false or misleading.

Stock Market Manipulation

Stock market manipulation attracts civil and criminal liabilities under the laws of Hong Kong. It is prohibited when, in Hong Kong or elsewhere, a person enters into, directly or indirectly, two or more transactions in securities that by themselves or in conjunction with any other transaction increase reduce, maintain or stabilize the price of securities and with the effect of influencing the investment decisions of other persons.

Other Offenses

All Victory Capital employees, including the employees of RSHK, are prohibited from engaging in the Short- Selling of any securities, including "naked" or "uncovered," Short-Selling on the SEHK. It is a criminal offence under the SFO for a person to sell securities at or through the SEHK unless at the time of the sale he (or his client, if he acts as an agent) has a presently exercisable and unconditional right to vest the securities in the purchaser of them, or believes and has reasonable grounds to believe that he (or his client, as the case may be) has such a right.

RSHK should also note that section 171 of the SFO imposes a duty to report Short-Selling transactions (which are covered) on both the seller (as a principal, whether he is a client or an intermediary) and the intermediary (as an agent). RSHK must also observe the Securities and Futures (Short-Selling and Securities Borrowing and Lending (Miscellaneous) Rules) and the SFC's "Guidance Note on Short-Selling Reporting and Stock Lending Record Keeping Requirements" as applicable.

RSHK and the employees of RSHK shall not make any unsolicited call (unless specifically allowed under s174 of the SFO or under the Securities and Futures (Unsolicited Calls – Exclusion) Rules in order to induce

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or attempt to induce another person to sell or purchase securities, futures contract or leveraged foreign exchange contract.

Other criminal offences under the SFO include:

1.Offence involving fraudulent or deceptive devices etc. in transactions in securities, futures contracts or leveraged foreign exchange trading;

2.Offence of disclosing false or misleading information inducing others to enter into leveraged foreign exchange contracts; and

3.Offence of falsely representing dealings in futures contracts on behalf of others, etc.

Other Misconduct

Prohibition on Shadowing

An employee is prohibited from replicating deliberately what the clients of RSHK trade for the purpose of making speculative profits or avoiding losses.

Prohibition on Churning or Twisting

RSHK is not permitted to generate high commission income by putting excessive orders through the client accounts.

Prohibition on Rat Trading

An employee is prohibited from rat trading, which covers deliberate trading to the disadvantage of the client. For example, a fund manager might execute a buy order and delay allocating it to the funds or accounts it manages. If the price moves up, he may allocate it to his own account or to a nominee account at the lower execution price. On the other hand, he may delay executing the order and, if the price moves down, buy it at the lower price for himself or herself and sell it to the fund or accounts that it manages.

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Supplement 2

RS Investment Management (Singapore) Pte. Ltd. ("RSIMS")

Code of Ethics Supplement ("Singapore Supplement")

The policies and procedures in this Singapore Supplement to the Code apply to Access Persons of RSIMS and are in addition to, and supplement, the policies and procedures detailed in the Code.

Matters set out in the relevant sections of this Singapore Supplement shall be read in conjunction, and as one, with the Code. To the extent there is any inconsistency between the Code and this Singapore Supplement, this Singapore Supplement shall prevail.

Short-Selling of Securities

All Victory Capital employees, including employees of RSIMS, are prohibited from Short-Selling any security.

Trading on Inside Information

In addition to the requirements set out in the Code, all employees of RSIMS and all members of their Immediate Family are required to comply with all applicable laws in Singapore in relation to any Securities Transactions. Such laws include but are not limited to Part XII (Market Conduct) of the Securities and Futures Act (Chapter 289 of Singapore) ("SFA") which set out prohibitions against the following conduct:

•False trading and market rigging transactions;

•Securities market manipulation and manipulation of prices of futures contracts and cornering;

•The making of false or misleading statements or the dissemination of information that is false or misleading;

•Fraudulently inducing persons to deal in securities or trade in futures contracts;

•Employment of fraudulent or deceptive devices, or manipulative and deceptive devices;

•Bucketing; and

•Insider trading and tipping off.

Reporting Requirements

In addition to the Personal Account and Personal Trading requirements and restrictions set out in the Code, each employee of RSIMS who acts as a representative of RSIMS in RSIMS' capacity as the holder of a capital markets services license issued pursuant to the SFA for fund management (each a "Relevant Access Person") is required to maintain a register of his or her interests in securities (as such term is defined in section 2(1) of the SFA, the relevant extract of which is set out in the Appendix) that are listed for quotation, or quoted, on a securities exchange or recognized market operator in the prescribed  Form 15 to the Securities and  Futures (Licensing and Conduct of Business) Regulations (Rg 10).

Within 7 days after the date he or she acquires the interest in the relevant securities, each Relevant Access Person shall be required to enter into his or her register:

1.Particulars of securities in which such Relevant Access Person has any interest; and

2.Particulars of such interests.

Where there is any change in any interest in the securities of such Relevant Access Person, he or she shall enter particulars of the change (including the date of the change and the circumstances by reason of which the change has occurred), within 7 days after the date of the change.

All entries in the register must be kept in an easily accessible form for a period of not less than 5 years after the date on which such entry was first made. The register shall:

1. If in physical form, be kept at RSIMS's principal place of business in Singapore; or

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2.If in electronic form, be kept in such manner so as to ensure that full access to the register may be gained by the Monetary Authority of Singapore ("MAS") at RSIMS's principal place of business in Singapore.

RSIMS is required to maintain records of the place at which the Relevant Access Persons keep their respective registers and the places at which copies of those registers are kept in Singapore. As a separate matter, RSIMS is also required to maintain a Form 15 in relation to RSIMS' own interests in the relevant Securities.

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